EXHIBIT 99.1
Contact:
Gar Jackson
Director Investor Relations
(714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES FIRST QUARTER RESULTS
ANAHEIM, Calif., May 21, 2007 — Pacific Sunwear of California, Inc. (Nasdaq:PSUN) today announced that total sales for the first quarter (13-weeks) of fiscal 2007 ended May 5, 2007 were $320.6 million, an increase of 6.9 percent over total sales of $299.9 million during the first quarter (13-weeks) of fiscal 2006 ended April 29, 2006.
Total Company same store sales decreased 1.2 percent during the first quarter of fiscal 2007. By concept, PacSun same store sales increased 0.5 percent and demo same store sales decreased 12.1 percent. Due to the 53rd week in fiscal year 2006, comparable store sales for the fiscal first quarter are compared to the thirteen-week period ended May 6, 2006.
For the first quarter of fiscal 2007, the Company recorded a net loss of $5.1 million, or $(0.07) per diluted share, compared to net income of $11.9 million, or $0.16 per diluted share, for the first quarter of fiscal 2006. Lease termination charges and additional inventory impairment costs associated with the previously announced 74 demo closure stores accounted for $0.03 per diluted share of the loss.
“Although we ended the quarter with a difficult April, we exited the month with an improved inventory position and an encouraging juniors business trend,” commented Interim Chief Executive Officer Sally Frame Kasaks.
Fiscal 2007 Second Quarter Outlook
The Company remains comfortable with its previously stated outlook for the second quarter of fiscal 2007. Second quarter earnings, assuming a low single digit second quarter same-store-sales increase, and excluding anticipated lease termination and agency fee charges associated with the 74 previously announced demo store closures, are expected to be in the range of $0.18 to $0.20 per diluted share.
About Pacific Sunwear of California, Inc.
Pacific Sunwear, operating under three distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of May 5, 2007, the Company operated 845 PacSun stores, 117 PacSun Outlet stores, 152 go-forward demo stores and 9 One Thousand Steps stores for a total of 1,123 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com, merchandise carried at demo stores can be found at

www.demostores.com and information about One Thousand Steps can be found at www.onethousandsteps.com.
Conference Call Information
The Company will be hosting a conference call today at 1:30 pm Pacific Time. A telephonic replay of the conference call will be available beginning approximately two hours following the call for one week and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; pass code: 9145393. For those unable to listen to the live Web broadcast on the Company’s investor relations website www.pacsun.com, or utilize the call-in replay, an archived version will be available on the Company’s investor relations Web site through midnight, May 21, 2008.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, statements regarding the Company’s earnings projections for the second quarter of fiscal 2007 and its assumption of low single digit comp store sales results for the second quarter of fiscal 2007. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. The Company is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. The statements regarding fiscal 2007 earnings estimates are not historical facts and involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in such forward-looking statements. Such uncertainties which could adversely affect our business and results include, among others, the following factors: our assumption of comparable same store sales during the second quarter of fiscal 2007 may be wrong and actual comparable same store sales may be higher or lower; our new concept (One Thousand Steps) is untested and may not be profitable or successful; changes in consumer demands and preferences may adversely affect our performance; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; higher than anticipated costs associated with the previously announced planned closure of 74 demo stores; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise, expansion and management of growth; reliance on key personnel; dependence on a single distribution facility; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations or expansions; reliance on foreign sources of production; credit facility financial covenants and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended February 3, 2007 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
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PACIFIC SUNWEAR OF CALIFORNIA, INC.
SUMMARY STATEMENTS OF INCOME
(unaudited, in thousands except share and per share data)

	First Quarter Ended
	MAY 5,	APR. 29,
	2007	2006
Net sales	$320,585	$299,888
Gross margin	82,868	97,282
Selling, G&A expenses	92,035	79,939

Operating (loss)/income	(9,167)	17,343
Interest income, net	969	1,795

(Loss)/Income before taxes	(8,198)	19,138
Income tax (benefit)/expense	(3,140)	7,273

Net (loss)/income	$(5,058)	$11,865

Net (loss)/income per share, basic	$(0.07)	$0.16

Net (loss)/income per share, diluted	$(0.07)	$0.16

Wtd avg shares outstanding, basic	69,578,259	73,144,277

Wtd avg shares outstanding, diluted	69,923,189	73,711,710

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	MAY 5,	FEB. 3,	APR. 29,
	2007	2007	2006
ASSETS
Current assets:
Cash & cash equivalents	$23,089	$52,267	$57,867
Short-term investments	19,600	31,500	49,795
Inventories	210,229	205,213	222,204
Other current assets	48,782	46,255	41,072

Total current assets	301,700	335,235	370,938
Property and equipment, net	438,761	420,886	376,642
Other long-term assets	17,412	17,122	25,210

Total assets	$757,873	$773,243	$772,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,515	$66,581	$45,408
Other current liabilities	62,521	73,952	65,770

Total current liabilities	131,036	140,533	111,178
Deferred lease incentives	86,402	89,371	82,130
Deferred rent	30,107	30,619	29,557
Other long-term liabilities	10,110	9,367	22,702

Total liabilities	257,655	269,890	245,567
Total shareholder’s equity	500,218	503,353	527,223

Total liabilities and shareholders’ equity	$757,873	$773,243	$772,790

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	FOR THE FIRST QUARTER ENDED
	MAY 5, 2007	APR. 29, 2006
Cash flows from operating activities:
Net (loss)/income	$(5,058)	$11,865
Depreciation & amortization	18,736	16,905
Loss on disposal of property and equipment	464	6
Non-cash stock based compensation	1,536	1,944
Tax benefits related to stock-based compensation	98	1,149
Excess tax benefits related to stock-based compensation	(81)	—
Changes in operating assets and liabilities:
Inventories	(5,016)	(7,064)
Accounts payable and other current liabilities	(14,189)	(19,386)
Other assets and liabilities	(5,846)	(3,990)

Net cash (used in)/provided by operating activities	(9,356)	1,429
Cash flows from investing activities:
Purchases of short-term investments	(78,400)	(163,150)
Maturities of short-term investments	90,300	188,266
Capital expenditures	(32,358)	(29,096)

Net cash used in investing activities	(20,458)	(3,980)
Cash flows from financing activities:
Repurchases of common stock	—	(38,162)
Proceeds from exercise of stock options	579	3,637
Excess tax benefits related to stock-based compensation	81	—
Repayments under long-term debt and capital leases	(24)	(242)

Net cash provided by/(used in) financing activities	636	(34,767)

Net (decrease) increase in cash and cash equivalents	(29,178)	(37,318)
Cash and cash equivalents, beginning of period	52,267	95,185

Cash and cash equivalents, end of period	$23,089	$57,867

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	MAY 5,	APR. 29,
	2007	2006
Stores open at beginning of fiscal year	1,199	1,105
Stores opened during the fiscal year	4	20
Stores closed during the fiscal year	(20)	(3)

Stores open at end of period (1)	1,183	1,122

PacSun stores	845	820
Outlet stores	117	97
demo stores (1)	212	200
One Thousand Steps stores	9	5

Total stores (1)	1,183	1,122
Total square footage at end of period (in 000’s)	4,274	4,004
Note 1: Store counts in the table above include 60 demo stores that we are in the process of closing as previously announced (14 of the original 74 stores have closed as of May 5, 2007). We expect these 60 stores to close during the early part of the second quarter of fiscal 2007.